Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Climb Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	5,285,325 (2)	$1.30 (3)	$6,870,923 (3)	0.00015310	$1,052

Total Offering Amounts					$6,870,923		$1,052

Total Fee Offsets							—

Net Fee Due							$1,052

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 3,362,771 shares issuable under the 2021 Equity Incentive Plan, (ii) 672,554 shares issuable under the 2021 Employee Stock Purchase Plan and (iii) 1,250,000 shares issuable under the 2025 Inducement Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Global Market on March 26, 2025.